As filed with the Securities and Exchange Commission

on November 21, 2025

Registration No. 333-285407

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[ ] Pre-Effective Amendment No.  ______

[X] Post-Effective Amendment No.  _2_

Fidelity Investment Trust

 (Exact Name of Registrant as Specified in Charter)

Registrant’s Telephone Number: 617-563-7000

245 Summer Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices)

Nicole Macarchuk, Secretary and Chief Legal Officer

245 Summer Street

Boston, Massachusetts 02210

(Name and Address of Agent for Service)

EXPLANATORY NOTE

This Post-Effective Amendment is being filed solely to file as an exhibit the final opinion of Dechert LLP supporting the tax consequences of the reorganization (Exhibit 12 to Item 16) of this Registration Statement on Form N-14.

The Proxy Statement/Prospectus is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on April 11, 2025 (SEC accession number 0001133228-25-003749). The Statement of Additional Information is incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on April 11, 2025 (SEC accession number 0001133228-25-003749).

PART C.

OTHER INFORMATION

Item 15. Indemnification

Article XI, Section 2 of the Declaration of Trust sets forth the reasonable and fair means for determining whether indemnification shall be provided to any past or present Trustee or officer. It states that the Trust shall indemnify any present or past trustee or officer to the fullest extent permitted by law against liability, and all expenses reasonably incurred by him or her in connection with any claim, action, suit or proceeding in which he or she is involved by virtue of his or her service as a trustee or officer and against any amount incurred in settlement thereof. Indemnification will not be provided to a person adjudged by a court or other adjudicatory body to be liable to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his or her duties (collectively, “disabling conduct”), or not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the Trust. In the event of a settlement, no indemnification may be provided unless there has been a determination, as specified in the Declaration of Trust, that the officer or trustee did not engage in disabling conduct.

Pursuant to Section 11 of the Distribution Agreement, the Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any shares, based upon the ground that the registration statement, Prospectus, Statement of Additional Information, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust by or on behalf of the Distributor. In no case is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Issuer or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Pursuant to the agreement by which Fidelity Investments Institutional Operations Company LLC (“FIIOC”) is appointed transfer agent, the Registrant agrees to indemnify and hold FIIOC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

(1) any claim, demand, action or suit brought by any person other than the Registrant, including by a shareholder, which names FIIOC and/or the Registrant as a party and is not based on and does not result from FIIOC’s willful misfeasance, bad faith or negligence or reckless disregard of duties, and arises out of or in connection with FIIOC’s performance under the Transfer Agency Agreement; or

(2) any claim, demand, action or suit (except to the extent contributed to by FIIOC’s willful misfeasance, bad faith or negligence or reckless disregard of duties) which results from the negligence of the Registrant, or from FIIOC’s acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Registrant, or as a result of FIIOC’s acting in reliance upon advice reasonably believed by FIIOC to have been given by counsel for the Registrant, or as a result of FIIOC’s acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

(1)

(1)	Amended and Restated Declaration of Trust, dated March 14, 2001, is incorporated herein by reference to Exhibit (a)(1) of Post-Effective Amendment No. 82.

(2)	Amendment to the Declaration of Trust, dated October 14, 2004, is incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 90.

(3)	Amendment to the Declaration of Trust, dated December 13, 2007, is incorporated herein by reference to Exhibit (a)(2) of Post-Effective Amendment No. 105.

(2)	Bylaws of the Trust, as amended and dated June 17, 2004, are incorporated herein by reference to Exhibit (b) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 63.

(3)	Not applicable.

(4)

Agreement and Plan of Reorganization between Fidelity Advisor Series VIII: Fidelity Advisor Overseas Fund and Fidelity Investment Trust: Fidelity Overseas Fund is incorporated herein by reference to Exhibit 1 to the Proxy Statement and Prospectus filed in Post-Effective Amendment No. 1.

(5)	Articles III, VIII, X, and XI of the Amended and Restated Declaration of Trust, dated March 14, 2001,which is incorporated herein by reference to Exhibit (a)(1) of Post-Effective Amendment No. 82.

 (6)

(1)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Canada Fund, is incorporated herein by reference to Exhibit (d)(1) of Post-Effective Amendment No. 205.

(2)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity China Region Fund, is incorporated herein by reference to Exhibit (d)(2) of Post-Effective Amendment No. 205.

(3)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Diversified International Fund, is incorporated herein by reference to Exhibit (d)(3) of Post-Effective Amendment No. 205.

(4)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Diversified International K6 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 187.

(5)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Emerging Asia Fund, is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 205.

(6)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Emerging Markets Fund, is incorporated herein by reference to Exhibit (d)(6) of Post-Effective Amendment No. 205.

(7)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Emerging Markets Discovery Fund, is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 205.

(8)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Enduring Opportunities Fund, is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 205.

(9)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Europe Fund, is incorporated herein by reference to Exhibit (d)(9) of Post-Effective Amendment No. 205.

(10)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Global Commodity Stock Fund, is incorporated herein by reference to Exhibit (d)(10) of Post-Effective Amendment No. 205.

(11)

Amended and Restated Management Contract, dated July 17, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Global Equity Income Fund, is incorporated herein by reference to Exhibit (d)(11) of Post-Effective Amendment No. 207.

(12)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Capital Appreciation Fund, is incorporated herein by reference to Exhibit (d)(12) of Post-Effective Amendment No. 205.

(13)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity International Capital Appreciation K6 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 187.

(14)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Infrastructure Fund, is incorporated herein by reference to Exhibit (d)(14) of Post-Effective Amendment No. 205.

(15)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Discovery Fund, is incorporated herein by reference to Exhibit (d)(15) of Post-Effective Amendment No. 205.

(16)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity International Discovery K6 Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 187.

(17)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Growth Fund, is incorporated herein by reference to Exhibit (d)(17) of Post-Effective Amendment No. 205.

(18)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Small Cap Fund, is incorporated herein by reference to Exhibit (d)(18) of Post-Effective Amendment No. 205.

(19)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Small Cap Opportunities Fund, is incorporated herein by reference to Exhibit (d)(19) of Post-Effective Amendment No. 205.

(20)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity International Value Fund, is incorporated herein by reference to Exhibit (d)(20) of Post-Effective Amendment No. 205.

(21)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Japan Fund, is incorporated herein by reference to Exhibit (d)(21) of Post-Effective Amendment No. 205.

(22)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Japan Smaller Companies Fund, is incorporated herein by reference to Exhibit (d)(22) of Post-Effective Amendment No. 205.

(23)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Nordic Fund, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 205.

(24)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (d)(24) of Post-Effective Amendment No. 212.

(25)

Schedule 1 and 2 to the Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (d)(25) of Post-Effective Amendment No. 212.

(26)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Pacific Basin Fund, is incorporated herein by reference to Exhibit (d)(26) of Post-Effective Amendment No. 205.

(27)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity SAI International SMA Completion Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(29) of Post-Effective Amendment No. 187.

(28)

Management Contract, dated March 1, 2024, between Fidelity SAI Sustainable Emerging Markets Equity Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(28) of Post-Effective Amendment No. 205.

(29)

Management Contract, dated March 1, 2024, between Fidelity SAI Sustainable International Equity Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(29) of Post-Effective Amendment No. 205.

(30)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series Canada Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(30) of Post-Effective Amendment No. 187.

(31)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series Emerging Markets Opportunities Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(31) of Post-Effective Amendment No. 187.

(32)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series Emerging Markets Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(32) of Post-Effective Amendment No. 187.

(33)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series International Growth Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(33) of Post-Effective Amendment No. 187.

(34)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series International Small Cap Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(34) of Post-Effective Amendment No. 187.

(35)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series International Value Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(35) of Post-Effective Amendment No. 187.

(36)

Amended and Restated Management Contract, dated January 1, 2020, between Fidelity Series Overseas Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(36) of Post-Effective Amendment No. 187.

(37)

Management Contract, dated July 20, 2022, between Fidelity Series Select International Small Cap Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(37) of Post-Effective Amendment No. 197.

(38)

Management Contract, dated January 18, 2023, between Fidelity Series Sustainable Emerging Markets Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(38) of Post-Effective Amendment No. 202.

(39)

Management Contract, dated January 18, 2023, between Fidelity Series Sustainable Non-U.S. Developed Markets Fund and Fidelity Management & Research Company LLC, is incorporated herein by reference to Exhibit (d)(39) of Post-Effective Amendment No. 202.

(40)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Sustainable Emerging Markets Equity Fund, is incorporated herein by reference to Exhibit (d)(40) of Post-Effective Amendment No. 205.

(41)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (d)(41) of Post-Effective Amendment No. 205.

(42)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (d)(43) of Post-Effective Amendment No. 205.

(43)

Amended and Restated Management Contract, dated March 1, 2024, between Fidelity Management & Research Company LLC, Fidelity Investments Institutional Operations Company LLC, and Fidelity Service Company, Inc., on behalf of Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(44) of Post-Effective Amendment No. 205.

(44)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Canada Fund, is incorporated herein by reference to Exhibit (d)(45) of Post-Effective Amendment No. 205.

(45)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Canada Fund, is incorporated herein by reference to Exhibit (d)(41) of Post-Effective Amendment No. 187.

(46)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity China Region Fund, is incorporated herein by reference to Exhibit (d)(47) of Post-Effective Amendment No. 205.

(47)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity China Region Fund, is incorporated herein by reference to Exhibit (d)(43) of Post-Effective Amendment No. 187.

(48)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Diversified International Fund, is incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 205.

(49)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Diversified International Fund, is incorporated herein by reference to Exhibit (d)(46) of Post-Effective Amendment No. 187.

(50)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Emerging Asia Fund, is incorporated herein by reference to Exhibit (d)(51) of Post-Effective Amendment No. 205.

(51)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Emerging Asia Fund, is incorporated herein by reference to Exhibit (d)(49) of Post-Effective Amendment No. 187.

(52)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Emerging Markets Fund, is incorporated herein by reference to Exhibit (d)(53) of Post-Effective Amendment No. 205.

(53)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Emerging Markets Fund, is incorporated herein by reference to Exhibit (d)(55) of Post-Effective Amendment No. 187.

(54)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Emerging Markets Discovery Fund, is incorporated herein by reference to Exhibit (d)(55) of Post-Effective Amendment No. 205.

(55)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Emerging Markets Discovery Fund, is incorporated herein by reference to Exhibit (d)(58) of Post-Effective Amendment No. 187.

(56)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Europe Fund, is incorporated herein by reference to Exhibit (d)(57) of Post-Effective Amendment No. 205.

(57)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Europe Fund, is incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 187.

(58)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Global Commodity Stock Fund, is incorporated herein by reference to Exhibit (d)(59) of Post-Effective Amendment No. 205.

(59)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Global Commodity Stock Fund, is incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 187.

(60)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Global Equity Income Fund, is incorporated herein by reference to Exhibit (d)(61) of Post-Effective Amendment No. 205.

(61)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors and FIL Investment Advisors (UK) Limited on behalf of Fidelity Global Equity Income Fund, is incorporated herein by reference to Exhibit (d)(66) of Post-Effective Amendment No. 187.

(62)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity International Capital Appreciation Fund, is incorporated herein by reference to Exhibit (d)(63) of Post-Effective Amendment No. 205.

(63)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf Fidelity International Capital Appreciation Fund, is incorporated herein by reference to Exhibit (d)(69) of Post-Effective Amendment No. 187.

(64)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf Fidelity International Discovery Fund, is incorporated herein by reference to Exhibit (d)(65) of Post-Effective Amendment No. 205.

(65)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity International Discovery Fund, is incorporated herein by reference to Exhibit (d)(72) of Post-Effective Amendment No. 187.

(66)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity International Growth Fund, is incorporated herein by reference to Exhibit (d)(67) of Post-Effective Amendment No. 205.

(67)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity International Growth Fund, is incorporated herein by reference to Exhibit (d)(75) of Post-Effective Amendment No. 187.

(68)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity International Small Cap Fund, is incorporated herein by reference to Exhibit (d)(69) of Post-Effective Amendment No. 205.

(69)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity International Small Cap Fund, is incorporated herein by reference to Exhibit (d)(78) of Post-Effective Amendment No. 187.

(70)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity International Small Cap Opportunities Fund, is incorporated herein by reference to Exhibit (d)(71) of Post-Effective Amendment No. 205.

(71)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity International Small Cap Opportunities Fund, is incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No. 187.

(72)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity International Value Fund, is incorporated herein by reference to Exhibit (d)(73) of Post-Effective Amendment No. 205.

(73)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity International Value Fund, is incorporated herein by reference to Exhibit (d)(84) of Post-Effective Amendment No. 187.

(74)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Japan Fund, is incorporated herein by reference to Exhibit (d)(75) of Post-Effective Amendment No. 205.

(75)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Japan Fund, is incorporated herein by reference to Exhibit (d)(87) of Post-Effective Amendment No. 187.

(76)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Japan Smaller Companies Fund, is incorporated herein by reference to Exhibit (d)(77) of Post-Effective Amendment No. 205.

(77)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Japan Smaller Companies Fund, is incorporated herein by reference to Exhibit (d)(90) of Post-Effective Amendment No. 187.

(78)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Nordic Fund, is incorporated herein by reference to Exhibit (d)(81) of Post-Effective Amendment No. 205.

(79)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Nordic Fund, is incorporated herein by reference to Exhibit (d)(95) of Post-Effective Amendment No. 187.

(80)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (d)(83) of Post-Effective Amendment No. 205.

(81)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (d)(97) of Post-Effective Amendment No. 187.

(82)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Pacific Basin Fund, is incorporated herein by reference to Exhibit (d)(85) of Post-Effective Amendment No. 205.

(83)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Pacific Basin Fund, is incorporated herein by reference to Exhibit (d)(100) of Post-Effective Amendment No. 187.

(84)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (d)(89) of Post-Effective Amendment No. 205.

(85)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (d)(106) of Post-Effective Amendment No. 187.

(86)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between FIL Investment Advisors and Fidelity Management & Research Company LLC on behalf of Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(91) of Post-Effective Amendment No. 205.

(87)

Amended and Restated Sub-Advisory Agreement, dated January 1, 2020, between FIL Investment Advisors (UK) Limited and FIL Investment Advisors on behalf of Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(109) of Post-Effective Amendment No. 187.

(88)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(9) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(89)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(10) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(90)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(25) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(91)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(20) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 270.

(92)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(27) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(93)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Hong Kong) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(28) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(94)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(15) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(95)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(16) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(96)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(31) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(97)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(24) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 270.

(98)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(33) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(99)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and Fidelity Management & Research (Japan) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(34) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(100)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(21) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(101)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Diversified International K6 Fund, Fidelity International Capital Appreciation K6 Fund, and Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (d)(22) of Fidelity Devonshire Trust’s (File No. 002-24389) Post-Effective Amendment No. 182.

(102)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(37) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(103)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity SAI Sustainable International Equity Fund Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (d)(28) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 270.

(104)

Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(39) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(105)

Schedule A to the Amended and Restated Sub-Advisory Agreement, dated March 1, 2024, between Fidelity Management & Research Company LLC and FMR Investment Management (UK) Limited, on behalf of Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Series Select International Small Cap Fund, Fidelity Series Sustainable Emerging Markets Fund, and Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (d)(40) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(7)

(1)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Canada Fund, is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 187.

(2)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity China Region Fund, is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 187.

(3)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Diversified International Fund, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 187.

(4)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Diversified International K6 Fund, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 187.

(5)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Emerging Asia Fund, is incorporated herein by reference to Exhibit (e)(5) of Post-Effective Amendment No. 187.

(6)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Emerging Markets Fund, is incorporated herein by reference to Exhibit (e)(7) of Post-Effective Amendment No. 187.

(7)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Emerging Markets Discovery Fund, is incorporated herein by reference to Exhibit (e)(8) of Post-Effective Amendment No. 187.

(8)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Enduring Opportunities Fund, is incorporated herein by reference to Exhibit (e)(9) of Post-Effective Amendment No. 187.

(9)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Europe Fund, is incorporated herein by reference to Exhibit (e)(10) of Post-Effective Amendment No. 187.

(10)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Global Commodity Stock Fund, is incorporated herein by reference to Exhibit (e)(12) of Post-Effective Amendment No. 187.

(11)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Global Equity Income Fund, is incorporated herein by reference to Exhibit (e)(13) of Post-Effective Amendment No. 187.

(12)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Infrastructure Fund, is incorporated herein by reference to Exhibit (e)(14) of Post-Effective Amendment No. 187.

(13)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf Fidelity International Capital Appreciation Fund, is incorporated herein by reference to Exhibit (e)(15) of Post-Effective Amendment No. 187.

(14)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Capital Appreciation K6 Fund, is incorporated herein by reference to Exhibit (e)(16) of Post-Effective Amendment No. 187.

(15)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Discovery Fund, is incorporated herein by reference to Exhibit (e)(17) of Post-Effective Amendment No. 187.

(16)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (e)(18) of Post-Effective Amendment No. 187.

(17)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Growth Fund, is incorporated herein by reference to Exhibit (e)(19) of Post-Effective Amendment No. 187.

(18)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Small Cap Fund, is incorporated herein by reference to Exhibit (e)(20) of Post-Effective Amendment No. 187.

(19)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Small Cap Opportunities Fund, is incorporated herein by reference to Exhibit (e)(21) of Post-Effective Amendment No. 187.

(20)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity International Value Fund, is incorporated herein by reference to Exhibit (e)(22) of Post-Effective Amendment No. 187.

(21)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Japan Fund, is incorporated herein by reference to Exhibit (e)(23) of Post-Effective Amendment No. 187.

(22)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Japan Smaller Companies Fund, is incorporated herein by reference to Exhibit (e)(24) of Post-Effective Amendment No. 187.

(23)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Nordic Fund, is incorporated herein by reference to Exhibit (e)(26) of Post-Effective Amendment No. 187.

(24)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (e)(27) of Post-Effective Amendment No. 187.

(25)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Pacific Basin Fund, is incorporated herein by reference to Exhibit (e)(28) of Post-Effective Amendment No. 187.

(26)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity SAI International SMA Completion Fund, is incorporated herein by reference to Exhibit (e)(29) of Post-Effective Amendment No. 187.

(27)

General Distribution Agreement, dated January 19, 2022, between Fidelity Investment Trust and Fidelity Distributions Company LLC, on behalf of Fidelity SAI Sustainable Emerging Markets Equity Fund, is incorporated herein by reference to Exhibit (e)(29) of Post-Effective Amendment No. 195.

(28)

General Distribution Agreement, dated January 19, 2022, between Fidelity Investment Trust and Fidelity Distributions Company LLC, on behalf of Fidelity SAI Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (e)(30) of Post-Effective Amendment No. 195.

(29)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Canada Fund, is incorporated herein by reference to Exhibit (e)(30) of Post-Effective Amendment No. 187.

(30)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Emerging Markets Opportunities Fund, is incorporated herein by reference to Exhibit (e)(31) of Post-Effective Amendment No. 187.

(31)

Amended and Restated General Distribution Agreement dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Emerging Markets Fund, is incorporated herein by reference to Exhibit (e)(32) of Post-Effective Amendment No. 187.

(32)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series International Growth Fund, is incorporated herein by reference to Exhibit (e)(33) of Post-Effective Amendment No. 187.

(33)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series International Small Cap Fund, is incorporated herein by reference to Exhibit (e)(34) of Post-Effective Amendment No. 187.

(34)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series International Value Fund, is incorporated herein by reference to Exhibit (e)(35) of Post-Effective Amendment No. 187.

(35)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Overseas Fund, is incorporated herein by reference to Exhibit (e)(36) of Post-Effective Amendment No. 187.

(36)

General Distribution Agreement, dated July 20, 2022, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Select International Small Cap Fund, is incorporated herein by reference to Exhibit (e)(37) of Post-Effective Amendment No. 197.

(37)

General Distribution Agreement, dated January 18, 2023, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Sustainable Emerging Markets Fund, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 202.

(38)

General Distribution Agreement, dated January 18, 2023, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 202.

(39)

General Distribution Agreement, dated October 20, 2021, between Fidelity Investment Trust and Fidelity Distributions Company LLC, on behalf of Fidelity Sustainable Emerging Markets Equity Fund, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 194.

(40)

General Distribution Agreement, dated October 20, 2021, between Fidelity Investment Trust and Fidelity Distributions Company LLC, on behalf of Fidelity Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (e)(39) of Post-Effective Amendment No. 194.

(41)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (e)(38) of Post-Effective Amendment No. 187.

(42)

Amended and Restated General Distribution Agreement, dated January 1, 2020, between Fidelity Investment Trust and Fidelity Distributors Company LLC, on behalf of Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (e)(39) of Post-Effective Amendment No. 187.

(43)

Form of Selling Dealer Agreement (most recently revised March 2024), is incorporated herein by reference to Exhibit (e)(27) of Fidelity Concord Street Trust’s (File No. 033-15983) Post-Effective Amendment No. 171.

(44)

Form of Bank Agency Agreement (most recently revised March 2024), is incorporated herein by reference to Exhibit (e)(28) of Fidelity Concord Street Trust’s (File No. 033-15983) Post-Effective Amendment No. 171.

(8)

Amended and Restated Fee Deferral Plan of the Non-Interested Person Trustees of the Fidelity Equity and High Income Funds effective as of September 15, 1995, as amended and restated as of March 1, 2018, is incorporated herein by reference to Exhibit (f) of Fidelity Commonwealth Trust’s (File No. 002-52322) Post-Effective Amendment No. 150.

(9)

(1)

Custodian Agreement, dated January 1, 2007, between The Bank of New York (currently known as The Bank of New York Mellon) and Fidelity Investment Trust on behalf of Fidelity Diversified International Fund, Fidelity Emerging Markets Fund, Fidelity SAI Sustainable International Equity Fund, and Fidelity Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (g)(1) of Fidelity Advisor Series IV’s (File No. 002-83672) Post-Effective Amendment No. 88.

(2)

Custodian Agreement, dated January 1, 2007, between Brown Brothers Harriman & Company and Fidelity Investment Trust on behalf of Fidelity China Region Fund, Fidelity Nordic Fund, Fidelity SAI International SMA Completion Fund, and Fidelity Series Overseas Fund, is incorporated herein by reference to Exhibit (g)(1) of Fidelity Advisor Series I’s (File No. 002-84776) of Post-Effective Amendment No. 72.

(3)

Custodian Agreement, dated May 23, 2019, between Citibank, N.A. and Fidelity Investment Trust on behalf of Fidelity Global Equity Income Fund, Fidelity Japan Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (g)(3) of Fidelity Salem Street Trust’s (File No. 002-41839) Post-Effective Amendment No. 482.

(4)

Custodian Agreement, dated January 1, 2007, between State Street Bank and Trust Company and Fidelity Investment Trust on behalf of Fidelity Canada Fund, Fidelity Global Commodity Stock Fund, Fidelity International Capital Appreciation K6 Fund, Fidelity International Growth Fund, Fidelity SAI Sustainable Emerging Markets Equity Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Value Fund, Fidelity Series Sustainable Emerging Markets Fund, Fidelity Series Sustainable Non-U.S. Developed Markets Fund, Fidelity Sustainable Emerging Markets Equity Fund, and Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (g)(4) of Fidelity Advisor Series I’s (File No. 002-84776) Post-Effective Amendment No. 72.

(5)

Custodian Agreement, dated January 1, 2007, between The Northern Trust Company and Fidelity Investment Trust on behalf of Fidelity Diversified International K6 Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Discovery Fund, Fidelity International Discovery K6 Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Smaller Companies Fund, Fidelity Series Emerging Markets Fund, Fidelity Series International Small Cap Fund, and Fidelity Series Select International Small Cap Fund, is incorporated herein by reference to Exhibit (g)(9) of Fidelity Financial Trust’s (File No. 002-79910) Post-Effective Amendment No. 45.

(10)

(1)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund, is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 187.

(2)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund: Fidelity Advisor Canada Fund: Class A, is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 187.

(3)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund: Fidelity Advisor Canada Fund: Class M, is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 187.

(4)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund: Fidelity Advisor Canada Fund: Class C, is incorporated herein by reference to Exhibit (m)(4) of Post-Effective Amendment No. 187.

(5)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund: Fidelity Advisor Canada Fund: Class I, is incorporated herein by reference to Exhibit (m)(5) of Post-Effective Amendment No. 187.

(6)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Canada Fund: Fidelity Advisor Canada Fund: Class Z, is incorporated herein by reference to Exhibit (m)(6) of Post-Effective Amendment No. 187.

(7)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund, is incorporated herein by reference to Exhibit (m)(7) of Post-Effective Amendment No. 187.

(8)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund: Fidelity Advisor China Region Fund: Class A, is incorporated herein by reference to Exhibit (m)(8) of Post-Effective Amendment No. 187.

(9)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund: Fidelity Advisor China Region Fund: Class M, is incorporated herein by reference to Exhibit (m)(9) of Post-Effective Amendment No. 187.

(10)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund: Fidelity Advisor China Region Fund: Class C, is incorporated herein by reference to Exhibit (m)(10) of Post-Effective Amendment No. 187.

(11)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund: Fidelity Advisor China Region Fund: Class I, is incorporated herein by reference to Exhibit (m)(11) of Post-Effective Amendment No. 187.

(12)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity China Region Fund: Fidelity Advisor China Region Fund: Class Z, is incorporated herein by reference to Exhibit (m)(12) of Post-Effective Amendment No. 187.

(13)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Diversified International Fund, is incorporated herein by reference to Exhibit (m)(13) of Post-Effective Amendment No. 187.

(14)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Diversified International Fund: Class K is incorporated herein by reference to Exhibit (m)(14) of Post-Effective Amendment No. 187.

(15)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Diversified International K6 Fund, is incorporated herein by reference to Exhibit (m)(15) of Post-Effective Amendment No. 187.

(16)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 Fidelity Emerging Asia Fund, is incorporated herein by reference to Exhibit (m)(16) of Post-Effective Amendment No. 187.

(17)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund, is incorporated herein by reference to Exhibit (m)(22) of Post-Effective Amendment No. 187.

(18)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Fidelity Advisor Emerging Markets Fund: Class A, is incorporated herein by reference to Exhibit(m)(23) of Post-Effective Amendment No. 189.

(19)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Fidelity Advisor Emerging Markets Fund: Class M, is incorporated herein by reference to Exhibit(m)(24) of Post-Effective Amendment No. 189.

(20)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Fidelity Advisor Emerging Markets Fund: Class C, is incorporated herein by reference to Exhibit(m)(25) of Post-Effective Amendment No. 189.

(21)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Fidelity Advisor Emerging Markets Fund: Class I, is incorporated herein by reference to Exhibit(m)(26) of Post-Effective Amendment No. 189.

(22)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Fidelity Advisor Emerging Markets Fund: Class Z, is incorporated herein by reference to Exhibit(m)(27) of Post-Effective Amendment No. 189.

(23)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Fund: Class K is incorporated herein by reference to Exhibit (m)(28) of Post-Effective Amendment No. 187.

(24)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund, is incorporated herein by reference to Exhibit (m)(29) of Post-Effective Amendment No. 187.

(25)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund: Fidelity Advisor Emerging Markets Discovery Fund: Class A, is incorporated herein by reference to Exhibit (m)(30) of Post-Effective Amendment No. 187.

(26)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund: Fidelity Advisor Emerging Markets Discovery Fund: Class M, is incorporated herein by reference to Exhibit (m)(31) of Post-Effective Amendment No. 187.

(27)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund: Fidelity Advisor Emerging Markets Discovery Fund: Class C, is incorporated herein by reference to Exhibit (m)(32) of Post-Effective Amendment No. 187.

(28)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund: Fidelity Advisor Emerging Markets Discovery Fund: Class I, is incorporated herein by reference to Exhibit (m)(33) of Post-Effective Amendment No. 187.

(29)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Emerging Markets Discovery Fund: Fidelity Advisor Emerging Markets Discovery Fund: Class Z, is incorporated herein by reference to Exhibit (m)(34) of Post-Effective Amendment No. 187.

(30)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Enduring Opportunities Fund, is incorporated herein by reference to Exhibit (m)(35) of Post-Effective Amendment No. 187.

(31)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund, is incorporated herein by reference to Exhibit (m)(36) of Post-Effective Amendment No. 187.

(32)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund: Fidelity Advisor Europe Fund: Class A, is incorporated herein by reference to Exhibit (m)(37) of Post-Effective Amendment No. 187.

(33)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund: Fidelity Advisor Europe Fund: Class M, is incorporated herein by reference to Exhibit (m)(38) of Post-Effective Amendment No. 187.

(34)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund: Fidelity Advisor Europe Fund: Class C, is incorporated herein by reference to Exhibit (m)(39) of Post-Effective Amendment No. 187.

(35)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund: Fidelity Advisor Europe Fund: Class I, is incorporated herein by reference to Exhibit (m)(40) of Post-Effective Amendment No. 187.

(36)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Europe Fund: Fidelity Advisor Europe Fund: Class Z, is incorporated herein by reference to Exhibit (m)(41) of Post-Effective Amendment No. 187.

(37)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund, is incorporated herein by reference to Exhibit (m)(43) of Post-Effective Amendment No. 187.

(38)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund: Fidelity Advisor Global Commodity Stock Fund: Class A, is incorporated herein by reference to Exhibit (m)(44) of Post-Effective Amendment No. 187.

(39)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund: Fidelity Advisor Global Commodity Stock Fund: Class M, is incorporated herein by reference to Exhibit (m)(45) of Post-Effective Amendment No. 187.

(40)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund: Fidelity Advisor Global Commodity Stock Fund: Class C, is incorporated herein by reference to Exhibit (m)(46) of Post-Effective Amendment No. 187.

(41)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund: Fidelity Advisor Global Commodity Stock Fund: Class I, is incorporated herein by reference to Exhibit (m)(47) of Post-Effective Amendment No. 187.

(42)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Commodity Stock Fund: Fidelity Advisor Global Commodity Stock Fund: Class Z, is incorporated herein by reference to Exhibit (m)(48) of Post-Effective Amendment No. 187.

(43)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund, is incorporated herein by reference to Exhibit (m)(49) of Post-Effective Amendment No. 187.

(44)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund: Fidelity Advisor Global Equity Income Fund: Class A, is incorporated herein by reference to Exhibit (m)(44) of Post-Effective Amendment No. 207.

(45)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund: Fidelity Advisor Global Equity Income Fund: Class M, is incorporated herein by reference to Exhibit (m)(45) of Post-Effective Amendment No. 207.

(46)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund: Fidelity Advisor Global Equity Income Fund: Class C, is incorporated herein by reference to Exhibit (m)(46) of Post-Effective Amendment No. 207.

(47)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund: Fidelity Advisor Global Equity Income Fund: Class I, is incorporated herein by reference to Exhibit (m)(47) of Post-Effective Amendment No. 207.

(48)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Global Equity Income Fund: Fidelity Advisor Global Equity Income Fund: Class Z, is incorporated herein by reference to Exhibit (m)(48) of Post-Effective Amendment No. 207.

(49)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Infrastructure Fund, is incorporated herein by reference to Exhibit (m)(50) of Post-Effective Amendment No. 187.

(50)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Capital Appreciation Fund, is incorporated herein by reference to Exhibit (m)(51) of Post-Effective Amendment No. 187.

(51)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Capital Appreciation K6 Fund, is incorporated herein by reference to Exhibit (m)(52) of Post-Effective Amendment No. 187.

(52)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 Fidelity International Discovery Fund, is incorporated herein by reference to Exhibit (m)(53) of Post-Effective Amendment No. 187.

(53)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery K6 Fund, is incorporated herein by reference to Exhibit (m)(54) of Post-Effective Amendment No. 187.

(54)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Fidelity Advisor International Discovery Fund: Class A, is incorporated herein by reference to Exhibit (m)(55) of Post-Effective Amendment No. 187.

(55)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Fidelity Advisor International Discovery Fund: Class M, is incorporated herein by reference to Exhibit (m)(56) of Post-Effective Amendment No. 187.

(56)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Fidelity Advisor International Discovery Fund: Class C, is incorporated herein by reference to Exhibit (m)(57) of Post-Effective Amendment No. 187.

(57)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Fidelity Advisor International Discovery Fund: Class I, is incorporated herein by reference to Exhibit (m)(58) of Post-Effective Amendment No. 187.

(58)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Fidelity Advisor International Discovery Fund: Class Z, is incorporated herein by reference to Exhibit (m)(59) of Post-Effective Amendment No. 187.

(59)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Discovery Fund: Class K Fund, is incorporated herein by reference to Exhibit (m)(60) of Post-Effective Amendment No. 187.

(60)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund, is incorporated herein by reference to Exhibit (m)(61) of Post-Effective Amendment No. 187.

(61)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund: Fidelity Advisor International Growth Fund: Class A, is incorporated herein by reference to Exhibit (m)(62) of Post-Effective Amendment No. 187.

(62)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund: Fidelity Advisor International Growth Fund: Class M, is incorporated herein by reference to Exhibit (m)(63) of Post-Effective Amendment No. 187.

(63)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund: Fidelity Advisor International Growth Fund: Class C, is incorporated herein by reference to Exhibit (m)(64) of Post-Effective Amendment No. 187.

(64)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund: Fidelity Advisor International Growth Fund: Class I, is incorporated herein by reference to Exhibit (m)(65) of Post-Effective Amendment No. 187.

(65)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Growth Fund: Fidelity Advisor International Growth Fund: Class Z, is incorporated herein by reference to Exhibit (m)(66) of Post-Effective Amendment No. 187.

(66)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund, is incorporated herein by reference to Exhibit (m)(67) of Post-Effective Amendment No. 187.

(67)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund: Fidelity Advisor International Small Cap Fund: Class A, is incorporated by reference to Exhibit (m)(68) of Post-Effective Amendment No. 187.

(68)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund: Fidelity Advisor International Small Cap Fund: Class M, is incorporated herein by reference to Exhibit (m)(69) of Post-Effective Amendment No. 187.

(69)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund: Fidelity Advisor International Small Cap Fund: Class C, is incorporated herein by reference to Exhibit (m)(70) of Post-Effective Amendment No. 187.

(70)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund: Fidelity Advisor International Small Cap Fund: Class I, is incorporated herein by reference to Exhibit (m)(71) of Post-Effective Amendment No. 187.

(71)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Fund: Fidelity Advisor International Small Cap Fund: Class Z, is incorporated herein by reference to Exhibit (m)(72) of Post-Effective Amendment No. 187.

(72)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund, is incorporated herein by reference to Exhibit (m)(73) of Post-Effective Amendment No. 187.

(73)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund: Fidelity Advisor International Small Cap Opportunities Fund: Class A, is incorporated herein by reference to Exhibit (m)(74) of Post-Effective Amendment No. 187.

(74)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund: Fidelity Advisor International Small Cap Opportunities Fund: Class M, is incorporated herein by reference to Exhibit (m)(75) of Post-Effective Amendment No. 187.

(75)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund: Fidelity Advisor International Small Cap Opportunities Fund: Class C, is incorporated herein by reference to Exhibit (m)(76) of Post-Effective Amendment No. 187.

(76)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund: Fidelity Advisor International Small Cap Opportunities Fund: Class I, is incorporated herein by reference to Exhibit (m)(77) of Post-Effective Amendment No. 187.

(77)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Small Cap Opportunities Fund: Fidelity Advisor International Small Cap Fund: Class Z, is incorporated herein by reference to Exhibit (m)(78) of Post-Effective Amendment No. 187.

(78)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund, is incorporated herein by reference to Exhibit (m)(79) of Post-Effective Amendment No. 187.

(79)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund: Fidelity Advisor International Value Fund: Class A, is incorporated herein by reference to Exhibit (m)(80) of Post-Effective Amendment No. 187.

(80)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund: Fidelity Advisor International Value Fund: Class M, is incorporated herein by reference to Exhibit (m)(81) of Post-Effective Amendment No. 187.

(81)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund: Fidelity Advisor International Value Fund: Class C, is incorporated herein by reference to Exhibit (m)(82) of Post-Effective Amendment No. 187.

(82)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund: Fidelity Advisor International Value Fund: Class I, is incorporated herein by reference to Exhibit (m)(83) of Post-Effective Amendment No. 187.

(83)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity International Value Fund: Fidelity Advisor International Value Fund: Class Z, is incorporated herein by reference to Exhibit (m)(84) of Post-Effective Amendment No. 187.

(84)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund, is incorporated herein by reference to Exhibit (m)(85) of Post-Effective Amendment No. 187.

(85)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund: Fidelity Advisor Japan Fund: Class A, is incorporated herein by reference to Exhibit (m)(86) of Post-Effective Amendment No. 187.

(86)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund: Fidelity Advisor Japan Fund: Class M, is incorporated herein by reference to Exhibit (m)(87) of Post-Effective Amendment No. 187.

(87)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund: Fidelity Advisor Japan Fund: Class C, is incorporated herein by reference to Exhibit (m)(88) of Post-Effective Amendment No. 187.

(88)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund: Fidelity Advisor Japan Fund: Class I, is incorporated herein by reference to Exhibit (m)(89) of Post-Effective Amendment No. 187.

(89)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Fund: Fidelity Advisor Japan Fund: Fidelity Advisor Japan Fund: Class Z, is incorporated herein by reference to Exhibit (m)(90) of Post-Effective Amendment No. 187.

(90)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Japan Smaller Companies Fund, is incorporated herein by reference to Exhibit (m)(91) of Post-Effective Amendment No. 187.

(91)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Nordic Fund, is incorporated herein by reference to Exhibit (m)(98) of Post-Effective Amendment No. 187.

(92)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund, is incorporated herein by reference to Exhibit (m)(99) of Post-Effective Amendment No. 187.

(93)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Class K is incorporated herein by reference to Exhibit (m)(100) of Post-Effective Amendment No. 187.

(94)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Fidelity Advisor Overseas Fund: Class A is incorporated herein by reference to Exhibit (m)(94) of Post-Effective Amendment No. 212.

(95)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Fidelity Advisor Overseas Fund: Class M is incorporated herein by reference to Exhibit (m)(95) Post-Effective Amendment No. 212.

(96)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Fidelity Advisor Overseas Fund: Class C is incorporated herein by reference to Exhibit (m)(96) Post-Effective Amendment No. 212.

(97)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Fidelity Advisor Overseas Fund: Class I is incorporated herein by reference to Exhibit (m)(97) Post-Effective Amendment No. 212.

(98)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Overseas Fund: Fidelity Advisor Overseas Fund: Class Z is incorporated herein by reference to Exhibit (m)(98) Post-Effective Amendment No. 212.

(99)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Pacific Basin Fund, is incorporated herein by reference to Exhibit (m)(101) of Post-Effective Amendment No. 187.

(100)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity SAI International SMA Completion Fund, is incorporated herein by reference to Exhibit (m)(102) of Post-Effective Amendment No. 187.

(101)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity SAI Sustainable Emerging Markets Equity Fund, is incorporated herein by reference to Exhibit (m)(98) of Post-Effective Amendment No. 195.

(102)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity SAI Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (m)(99) of Post-Effective Amendment No. 195.

(103)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Canada Fund, is incorporated herein by reference to Exhibit (m)(103) of Post-Effective Amendment No. 187.

(104)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Emerging Markets Opportunities Fund, is incorporated herein by reference to Exhibit (m)(104) of Post-Effective Amendment No. 187.

(105)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Emerging Markets Fund, is incorporated herein by reference to Exhibit (m)(105) of Post-Effective Amendment No. 187.

(106)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series International Growth Fund, is incorporated herein by reference to Exhibit (m)(106) of Post-Effective Amendment No. 187.

(107)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series International Small Cap Fund, is incorporated herein by reference to Exhibit (m)(107) of Post-Effective Amendment No. 187.

(108)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series International Value Fund, is incorporated herein by reference to Exhibit (m)(108) of Post-Effective Amendment No. 187.

(109)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Overseas Fund, is incorporated herein by reference to Exhibit (m)(109) of Post-Effective Amendment No. 187.

(110)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Select International Small Cap Fund is incorporated herein by reference to Exhibit (m)(106) of Post-Effective Amendment No. 197.

(111)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Sustainable Emerging Markets Fund, is incorporated herein by reference to Exhibit (m)(107) of Post-Effective Amendment No. 202.

(112)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Series Sustainable Non-U.S. Developed Markets Fund, is incorporated herein by reference to Exhibit (m)(108) of Post-Effective Amendment No. 202.

(113)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund, is incorporated herein by reference to Exhibit (m)(107) of Post-Effective Amendment No. 194.

(114)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund: Fidelity Advisor Sustainable Emerging Markets Equity Fund: Class A, is incorporated herein by reference to Exhibit (m)(108) of Post-Effective Amendment No. 194.

(115)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund: Fidelity Advisor Sustainable Emerging Markets Equity Fund: Class M, is incorporated herein by reference to Exhibit (m)(109) of Post-Effective Amendment No. 194.

(116)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund: Fidelity Advisor Sustainable Emerging Markets Equity Fund: Class C, is incorporated herein by reference to Exhibit (m)(110) of Post-Effective Amendment No. 194.

(117)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund: Fidelity Advisor Sustainable Emerging Markets Equity Fund: Class I, is incorporated herein by reference to Exhibit (m)(111) of Post-Effective Amendment No. 194.

(118)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable Emerging Markets Equity Fund: Fidelity Advisor Sustainable Emerging Markets Equity Fund: Class Z, is incorporated herein by reference to Exhibit (m)(112) of Post-Effective Amendment No. 194.

(119)	Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund, is incorporated herein by reference to Exhibit (m)(113) of Post-Effective Amendment No. 194.

(120)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund: Fidelity Advisor Sustainable International Equity Fund: Class A, is incorporated herein by reference to Exhibit (m)(114) of Post-Effective Amendment No. 194.

(121)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund: Fidelity Advisor Sustainable International Equity Fund: Class M, is incorporated herein by reference to Exhibit (m)(115) of Post-Effective Amendment No. 194.

(122)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund: Fidelity Advisor Sustainable International Equity Fund: Class C, is incorporated herein by reference to Exhibit (m)(116) of Post-Effective Amendment No. 194.

(123)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund: Fidelity Advisor Sustainable International Equity Fund: Class I, is incorporated herein by reference to Exhibit (m)(117) of Post-Effective Amendment No. 194.

(124)

Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Sustainable International Equity Fund: Fidelity Advisor Sustainable International Equity Fund: Class Z, is incorporated herein by reference to Exhibit (m)(118) of Post-Effective Amendment No. 194.

(125)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund, is incorporated herein by reference to Exhibit (m)(116) of Post-Effective Amendment No. 187.

(126)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund: Fidelity Advisor Total International Equity Fund: Class A, is incorporated herein by reference to Exhibit (m)(117) of Post-Effective Amendment No. 187.

(127)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund: Fidelity Advisor Total International Equity Fund: Class M, is incorporated herein by reference to Exhibit (m)(118) of Post-Effective Amendment No. 187.

(128)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund: Fidelity Advisor Total International Equity Fund: Class C, is incorporated herein by reference to Exhibit (m)(119) of Post-Effective Amendment No. 187.

(129)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund: Fidelity Advisor Total International Equity Fund: Class I, is incorporated herein by reference to Exhibit (m)(120) of Post-Effective Amendment No. 187.

(130)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Total International Equity Fund: Fidelity Total International Equity Fund: Class Z, is incorporated herein by reference to Exhibit (m)(121) of Post-Effective Amendment No. 187.

(131)	Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (m)(122) of Post-Effective Amendment No. 187.

(132)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund: Fidelity Advisor Worldwide Fund: Class A, is incorporated herein by reference to Exhibit (m)(123) of Post-Effective Amendment No. 187.

(133)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund: Fidelity Advisor Worldwide Fund: Class M, is incorporated herein by reference to Exhibit (m)(124) of Post-Effective Amendment No. 187.

(134)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund: Fidelity Advisor Worldwide Fund: Class C, is incorporated herein by reference to Exhibit (m)(125) of Post-Effective Amendment No. 187.

(135)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund: Fidelity Advisor Worldwide Fund: Class I, is incorporated herein by reference to Exhibit (m)(126) of Post-Effective Amendment No. 187.

(136)

Amended and Restated Distribution and Service Plan pursuant to Rule 12b-1 for Fidelity Worldwide Fund: Fidelity Advisor Worldwide Fund: Class Z, is incorporated herein by reference to Exhibit (m)(127) of Post-Effective Amendment No. 187.

(137)

Amended and Restated Multiple Class of Shares Plan (Equity) pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated March 1, 2024, on behalf of Fidelity Investment Trust on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Overseas Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (n)(1) of Fidelity Summer Street Trust’s (File No. 002-58542) Post-Effective Amendment No. 221.

(138)

Schedule I (Equity), dated February 20, 2025, to the Amended and Restated Multiple Class of Shares Plan pursuant to Rule 18f-3 for Fidelity Funds with Retail, Retirement and/or Advisor Classes, dated March 1, 2024, on behalf of Fidelity Investment Trust on behalf of Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Europe Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity International Discovery Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Overseas Fund, Fidelity Sustainable Emerging Markets Equity Fund, Fidelity Sustainable International Equity Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund, is incorporated herein by reference to Exhibit (n)(2) Post-Effective Amendment No. 212 .

(11)   Opinion and consent of counsel Dechert LLP, as to the legality of shares for Fidelity Investment Trust being registered is incorporated herein by reference to Exhibit 11 of Fidelity Investment Trust’s N-14.

(12)   Opinion and Consent of counsel Dechert LLP, as to tax matters - is filed herein as Exhibit 12.

(13)   Not applicable.

(14)

(a) Consent of Deloitte & Touche LLP, dated April 9, 2025, is incorporated herein by reference to Exhibit 14(a) of Post-Effective Amendment No. 1.

(b) Consent of PricewaterhouseCoopers LLP, dated April 9, 2025, is incorporated herein by reference to Exhibit 14(b) of Post-Effective Amendment No. 1.

(15)   Not applicable.

(16)   Power of Attorney, dated February 1, 2025, is filed herein as Exhibit 16.

(17)   Not applicable.

Item 17.	Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of the prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the Registration Statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each Post-Effective Amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

(3) The undersigned Registrant undertakes to file a post-effective amendment to this registration statement prior to the closing of the Reorganization described in this Registration Statement that contains an opinion of counsel supporting the tax matters discussed in this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for the effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 21st day of November 2025.

Fidelity Investment Trust
	By	/s/Stacie M. Smith
||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||		Stacie M. Smith, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

(Signature)		(Title)	(Date)

/s/Stacie M. Smith		President and Treasurer	November 21, 2025
Stacie M. Smith		(Principal Executive Officer)

/s/Stephanie Caron		Chief Financial Officer	November 21, 2025
Stephanie Caron		(Principal Financial Officer)

/s/Vijay C. Advani	*	Trustee	November 21, 2025
Vijay C. Advani

/s/Thomas P. Bostick	*	Trustee	November 21, 2025
Thomas P. Bostick

/s/Jonathan Chiel	*	Trustee	November 21, 2025
Jonathan Chiel

/s/Donald F. Donahue	*	Trustee	November 21, 2025
Donald F. Donahue

/s/Bettina Doulton	*	Trustee	November 21, 2025
Bettina Doulton

/s/Vicki L. Fuller	*	Trustee	November 21, 2025
Vicki L. Fuller

/s/Patricia L. Kampling	*	Trustee	November 21, 2025
Patricia L. Kampling

/s/Thomas Kennedy	*	Trustee	November 21, 2025
Thomas Kennedy

/s/Robert A. Lawrence	*	Trustee	November 21, 2025
Robert A. Lawrence

/s/Oscar Munoz	*	Trustee	November 21, 2025
Oscar Munoz

/s/Karen B. Peetz	*	Trustee	November 21, 2025
Karen B. Peetz

/s/David M. Thomas	*	Trustee	November 21, 2025
David M. Thomas

/s/Susan Tomasky	*	Trustee	November 21, 2025
Susan Tomasky

/s/Michael E. Wiley	*	Trustee	November 21, 2025
Michael E. Wiley

*	By:	/s/Megan C. Johnson
Megan C. Johnson, pursuant to a power of attorney dated February 1, 2025 and filed herewith.